Exhibit 10.15

July 2, 2019

VIA HAND DELIVERED

HBAM Holding Inc. c/o

Bruce Linton

9 Shamrock Place

Ottawa, ON K2R 1A9

Dear Sir:

Re:	Termination of Consulting Agreement

As we discussed in our meeting today, Canopy Growth Corporation (the "Company") hereby confirms the termination of the Consulting Agreement between the Company, HBAM Holding Inc. ("HBAM") and Bruce Linton ("Linton") dated May 15, 2017 (the "Consulting Agreement"). In this regard, the Company confirms that:

1.	The Company will pay HBAM all earned but unpaid Consulting Fee (as defined in the Consulting Agreement) until and including July 2, 2019 (the "Termination Date").
2.	The Company will provide the following to HBAM in accordance with section 7(c) of the Consulting Agreement:
(a)	a lump-sum payment of $1,500,000, payable on or prior to July 30, 2019;
(b)

subject to applicable plan terms, continuation of all health benefits for two (2) years after the Termination Date, or alternatively or otherwise at the Company's discretion, payment in lieu of the same;

(c)

to the extent permitted by the Company's Amended and Restated Omnibus Incentive Plan (the "Plan"), continued vesting of HBAM's and Linton's applicable restricted stock units or, in the alternative, a payment in lieu of such continued vesting; and

(d)

notwithstanding the terms of the Plan or any award agreement to the contrary, all of HBAM's or Linton's unvested stock options as of the Termination Date shall immediately vest, and all of HBAM's or Linton's vested options shall remain exercisable until their original expiry date as set out in the applicable award agreement(s) and/or the Plan.

3.	Provision of the entitlements set out in paragraph 3 above are conditional on:
(a)

HBAM and Linton executing the Mutual Release attached at Schedule "A", which Mutual Release contains confidentiality and non-disparagement provisions. The Company will also execute a copy of that Mutual Release;

(b)

Linton executing all documents required by the Company to resign as a director and/or officer of the Company and its applicable direct and indirect subsidiaries and portfolio companies (including, for certainty, as a director of Canopy Rivers Inc.), including, without limitation, the resignation attached at Schedule "B"; and

(c)

HBAM and Linton continuing to abide by the non-competition and non-solicitation provisions set out at sections 11 and 12 of the Consulting Agreement, which provisions HBAM and Linton acknowledge and agree are reasonable given the nature of HBAM and Linton's engagement with the Company.

To confirm acceptance of this letter agreement, please execute a copy of this letter in the space indicated below, as well as the attached Mutual Release, and return a copy of each to the writer by no later than 5:00 p.m. ET on July 2, 2019.

Yours truly,

CANOPY GROWTH CORPORATION

/s/ John Bell

John Bell

Director

ACCEPTANCE:

HBAM Holding Inc. and Bruce Linton accept the offer as set out at paragraphs 3 and 4 of the above letter. HBAM and Linton agree to execute and comply with the terms of the attached Mutual Release. HBAM and Linton further agree to abide by the non-competition and non-solicitation provisions set out at sections 11 and 12 of the Consulting Agreement, which we acknowledge and agree are reasonable and enforceable.

HBAM HOLDING INC.

/s/ Bruce Linton

/s/ Jonathan Sherman	Per: Bruce Linton
(signature)
Jonathan Sherman	/s/ Bruce Linton
Witness (print name)	BRUCE LINTON

SCHEDULE "A" MUTUAL RELEASE

This Mutual Release is effective the 2nd day of July, 2019.

1.	HBAM/LINTON RELEASE

HBAMHOLDING INC. ("HBAM") and BRUCE LINTON ("Linton"), in consideration of the terms of the letter to which this Mutual Release is attached (the "Separation Agreement"), which evidences the settlement between HBAM and Linton and CANOPY GROWTH CORPORATION (the "Company"), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do for themselves, and each of their applicable affiliates, heirs, executors, administrators and assigns (collectively, the "HBAM Parties"), hereby remise, release and forever discharge the Company, its shareholders, affiliates, partners, and each of their former, present and future shareholders, affiliates, officers, directors, trustees, employees, partners, agents and assigns (collectively, the "Releasees") from any and all actions, causes of action, suits, claims, demands, covenants, indemnity, expenses, loss, injury, interest, obligations, contracts, liabilities, debts, duties, expenses, costs and damages, whether absolute or contingent, and of any nature whatsoever which the HBAM Parties may now have or hereafter can, shall or may have against the Releasees or any of them, by reason of or arising out of any cause, matter or thing whatsoever done, occurring or existing up to and including both the present date and, in particular, without in any way restricting the generality of the foregoing, in respect of all claims of any nature whatsoever, past, present or future, directly or indirectly related to or arising out of or in connection to the HBAM Parties' relationship with the Releasees, status as a contractor, consultant employee, director or officer of the Company or its affiliates or subsidiaries, or the cessation of services to or with the Company or its affiliates or subsidiaries, including but not limited to any claims related to any entitlement the HBAM Parties may have or may have had to any payment or claim either under contract, at common law or under any applicable legislation related to the HBAM Parties' engagement with the Releasees.

NOTWITHSTANDING the foregoing, nothing in this Mutual Release releases any rights that the HBAM Parties may have pursuant to:

(a)	the Separation Agreement;
(b)	any corporate indemnity existing by statute, contract or the Company's constating documents as a result of Linton having acted at any time as a director or officer of the Company or its affiliates; or
(c)

any insurance maintained for the benefit or protection of existing or former directors and/or officers of the Company or its affiliates, including without limitation, directors' and officers' liability insurance.

AND FOR THE SAID CONSIDERATION, the HBAM Parties represent and warrant that they have not assigned to any person, firm, or company any of the actions, causes of action, claims, suits, executions  or  demands which  they  release by  this  Mutual  Release,  or with respect to which they agree not to make any claim or take any proceeding herein.

IT IS FURTHER ACKNOWLEDGED that any benefits the HBAM Parties may have had have ended, or will end, on the terms set out in the Separation Agreement. The HBAM Parties confirm that this constitutes all benefits due to either of them and that they have no further claim against the Releasees for such benefits. The HBAM Parties covenant not to sue the Releasees for insurance or other benefits or loss of the same and the HBAM Parties hereby release the Releasees from any and   all further obligations or liabilities arising therefrom.

IT IS FURTHER ACKNOWLEDGED that the HBAM Parties are, or will be once the terms of the Separation Agreement are performed, in receipt of all payments and amounts owed to either of them.

3.	COMPANY RELEASE

The Company forever releases, remises and discharges the HBAM Parties from any and all actions, causes of action, suits, claims, demands, covenants, indemnity, expenses, loss, injury, interest, obligations, contracts, liabilities, debts, duties, expenses, costs and damages, whether absolute or contingent, of any and every kind and nature whatsoever, at law or in equity, which against the HBAM Parties the Company ever had, now has, or can hereafter have by reasons of or existing out of any causes whatsoever existing up to and inclusive of the date hereof, including but without limiting the generality of the foregoing, Linton having been a director or officer of the Company or its affiliates. Notwithstanding the foregoing, this release of the HBAM Parties does not include a release for acts of fraud, willful or deliberate misconduct by the HBAM Parties.

4.	GENERAL

IT IS HEREBY AGREED that the parties shall not, at any time, make any false, disparaging, derogatory or defamatory statements in public or in private regarding, as applicable, the HBAM Parties' or the Releasees' business affairs, business prospects, financial condition, shareholders, affiliates, subsidiaries or its and their respective directors, officers, employees or agents to any party, including but not limited to any media outlet, industry group, regulatory body, financial institution, or employee, consultant, or customer of the Releasees or the HBAM Parties.

IT IS HEREBY AGREED that the terms of this Mutual Release and the Separation Agreement will be kept confidential. The parties shall not communicate any such terms to any third party under any circumstances whatsoever, excepting any necessary communication with, as applicable, their spouses or legal and financial advisors, as required, on the express condition that they maintain the confidentiality thereof, and any disclosure which is required by law, although any party shall be at liberty to disclose to third parties that a mutually acceptable release and settlement was agreed upon. The invalidity or unenforceability of any provision of this Mutual Release or the Separation Agreement shall not affect the validity or enforceability of any other provision therein, which shall remain in full force and effect.

THE PARTIES ACKNOWLEDGE that the satisfactory arrangements made between them do not constitute any admission of liability by or on behalf of the Releasees or the HBAM Parties.

THE PARTIES HEREBY DECLARE that they have read all of this Mutual Release and the Separation Agreement, fully understand their terms and voluntarily accept the consideration stated therein as consideration for the purpose of making a full and final settlement. The parties acknowledge and confirm that they have been given an adequate period of time to obtain independent legal counsel regarding the meaning and the significance of the terms of this Mutual Release and the Separation Agreement. The parties understand and agree that the terms of this Mutual Release and the Separation Agreement contain the entire agreement between the parties pertaining to the subject matter hereof. The parties further understand that any dispute relating to this Mutual Release or the Separation Agreement will be governed by the laws of the Province of Ontario and agree to submit to the jurisdiction of the courts of that province.

[Signature Page Follows]

THIS MUTUAL RELEASE IS DATED effective as of the date first set out above.

CANOPY GROWTH CORPORATION

Per:

HBAM HOLDING INC.

Per: Bruce Linton

Witness (signature)	BRUCE LINTON

Witness (print name)

SCHEDULE B

TO: The Shareholders and Board of    Directors   of Canopy Growth Corporation and each of its direct and indirect subsidiaries, affiliates and associated entities (including any and all portfolio companies)

AND TO: The Shareholders and Board of Directors of Canopy Rivers Inc. and each of its direct and indirect subsidiaries, affiliates and associated entities (including any and all portfolio companies)

I, Bruce Linton, hereby resign as a director and officer of each foregoing entities, as applicable, effective July 2, 2019.

Witness (signature)	BRUCE LINTON

Witness (print name)